                                                                                                          Exhibit 12
                                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    FOR THE FIVE FISCAL YEARS ENDED JANUARY 29, 1994, AND FOR THE
                                   THIRTY-NINE WEEKS ENDED OCTOBER 29, 1994, AND OCTOBER 30, 1993


                                                           39 Weeks Ended                        Fiscal Year Ended
                                                         Oct. 29,   Oct. 30,   Jan. 29,   Jan. 30,     Feb. 1,    Feb. 2,    Feb. 3,
                                                           1994       1993       1994       1993        1992       1991       1990

Earnings Available for Fixed Charges:
Pretax earnings from continuing operations                $   638    $   578   $  1,178    $   791     $   796     $  762    $  799
Fixed charges (excluding interest
   capitalized and pretax preferred stock
   dividend requirements)                                     276        291        381        432         474        421       357
Dividends on ESOP Preference Shares                           (21)       (21)       (29)       (29)        (30)       (30)      (23)
Capitalized interest amortization                               3          3          4          3           3          3         3
                                                              896        851      1,534      1,197       1,243      1,156     1,136

Fixed Charges:
Gross interest expense (a)                                $   214    $   223   $    297    $   341     $   388     $  347    $  291
Interest factor attributable to
   rent expense                                                73         76         94         94          92         83        73
Other (b)                                                       -          -          -          4           8          5         4
                                                              287        299        391        439         488        435       368

Ratio of Earnings to Fixed Charges                            3.1        2.8        3.9        2.7         2.6        2.7       3.1


(a)   Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

(b)   Represents the company's proportionate share of interest of unconsolidated 50% owned persons and pretax preferred stock dividend requirements.






                                                                 11